EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Intacta Technologies Inc.

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated February 20, 1998, relating to the combined financial statements of Intacta Delaware Inc. (formerly ITI InfoImaging, Inc.) and Intacta Labs, Ltd. (formerly Fontech Ltd. ) for the year ended December 31, 1997, which is contained in that Prospectus. Our report contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts&wuot; in the Prospectus.

/s/ Meredith, Cardozo, Lanz & Chiu

San Jose, California
December 1, 2000